EXHIBIT 99.1

AMENDMENT NO. 1 TO

MATTEL, INC. 2003 LONG-TERM INCENTIVE PLAN

The Mattel, Inc. 2003 Long-Term Incentive Plan (the “Plan”) is hereby amended, effective as of January 1, 2005, as set forth below. Capitalized terms used and not defined in this Amendment No. 1 shall have the meanings given to them in the Plan.

1. A new Article IX is added to the Plan, as set forth below.

ARTICLE IX

Cancellation, Reduction and Recapture

9.1 Purposes. The Plan is intended to align the Participants’ long-term interests with the long-term interests of the Company and its Affiliates and Subsidiaries. If a Participant engages in certain activities discussed below, either during employment with the Company and its Affiliates and Subsidiaries or after such employment terminates for any reason, the Participant is acting contrary to the long-term interests of the Company and its Affiliates and Subsidiaries. Accordingly, the Company may (1) cancel any or all of an Award on or before the date of payment or settlement (“Cancellation”), (2) reduce or eliminate the payout to which a Participant would otherwise be entitled pursuant to an Award (to the extent not previously paid or settled) (“Reduction”), or (3) after an Award has been paid or settled, recapture any cash amounts or Common Stock (whether restricted or unrestricted) paid or delivered to the Participant in settlement of the Award, or any proceeds from the Participant’s sale of any such Common Stock (such recapture being referred to as a “Recapture” and such cash amounts, Common Stock and proceeds being referred to collectively as the “Proceeds” of the Award), as more fully described below.

9.2 Intellectual Property; Confidentiality. Each Participant shall comply with any agreement or undertaking regarding inventions, intellectual property rights, and/or proprietary or confidential information or material that the Participant signed or otherwise agreed to in favor of the Company or any of its Affiliates or Subsidiaries.

9.3 Activities Against the Company’s Interest. The Company believes that if a Participant engages in any of following activities in, or directed into, any State, possession or territory of the United States of America or any country in which the Company or any of its Affiliates or Subsidiaries operates, sells products or does business, then the Participant is acting contrary to the long-term interests of the Company and its Subsidiaries and Affiliates: (1) rendering services to or otherwise directly or indirectly engaging in or assisting, any organization or business that is or is working to become competitive with the Company and/or any of its Affiliates and Subsidiaries; or (2) soliciting any non-administrative employee of the Company and/or any of its Affiliates and Subsidiaries to

terminate employment with the Company or its Affiliate or Subsidiary, as applicable, or to perform services for any organization or business that is or is working to become competitive with the Company and/or any of its Affiliates or Subsidiaries. The activities described in this Section 9.3 are collectively referred to as “Activities Against the Company’s Interest.”

9.4 Enforcement. If the Company determines, in its sole and absolute discretion, that

(a) a Participant has violated any of the requirements set forth in Section 9.2 above or

(b) at any time during his or her employment with the Company or any of its Subsidiaries or Affiliates or within three years after termination of such employment, a Participant has engaged in any Activities Against the Company’s Interest

(the date on which such violation or activity first occurred being referred to as the “Trigger Date”), then the Company may, in its sole and absolute discretion, impose a Cancellation, Reduction and/or Recapture of any of the Participant’s Awards or the Proceeds thereof that had not yet been paid or settled as of the Trigger Date and/or a Recapture of any or all of the Proceeds of any or all of the Participant’s Awards that were paid or settled on or before the Trigger Date, provided that such payment or settlement did not occur more than 12 months before the Trigger Date. Within ten days after receiving notice from the Company that Recapture is being imposed on any Award(s), a Participant shall deliver to the Company the Proceeds of such Award(s). It shall not be a basis for Cancellation, Reduction or Recapture if after a Participant’s employment with the Company and its Affiliates and Subsidiaries, the Participant purchases, as an investment or otherwise, stock or other securities of such an organization or business, so long as (i) such stock or other securities are listed upon a recognized securities exchange or traded over-the-counter, and (ii) such investment does not represent more than a five percent equity interest in the organization or business.

9.5 Certification of Compliance. Upon delivery of cash or Common Stock pursuant to an Award, a Participant shall, if requested by the Company, certify on a form acceptable to the Company that he or she is in compliance with the terms and conditions of the Plan and shall state the name and address of the Participant’s then-current employer or any entity for which the Participant performs business services and the Participant’s title, and shall identify any organization or business in which the Participant owns a greater-than-five-percent equity interest.

9.6 Company Discretion. Notwithstanding the foregoing provisions, the Company has sole and absolute discretion not to require Cancellation, Reduction and Recapture, and its determination not to require Cancellation, Reduction or Recapture with respect to any particular Award or any particular act by a particular Participant shall not in any way reduce or eliminate the Company’s authority to require Cancellation, Reduction or Recapture with respect to any other Participant, Award or act.

9.7 No Prohibition of Competition. Nothing in this Article IX shall be construed to impose obligations on Participants to refrain from engaging in lawful competition with the Company after the termination of employment.

9.8 Exercise of Company Authority. All administrative and discretionary authority given to the Company under this Article IX shall be exercised by the most senior human resources executive of the Company or such other person or committee (including without limitation the Committee) as the Committee may designate from time to time pursuant to its authority under Sections 3.3, 5.2 and 5.3 of the Plan.

9.9 Enforceability and Validity. Notwithstanding any provision of this Article IX, if any provision of this Article IX is determined to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted by applicable law, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law. Furthermore, if any provision of this Article IX is illegal under any applicable law, such provision shall be null and void to the extent necessary to comply with applicable law.

9.10 Effect of Change in Control. Notwithstanding the foregoing, this Article IX shall not be applicable to a Participant from and after a termination of the Participant’s employment by the Company and its Affiliates and Subsidiaries within the 18-month period after a Change in Control.

9.11 Effectiveness of Article IX. The provisions set forth in this Article IX shall apply only with respect to Awards for Performance Periods and Performance Subperiods beginning on or after January 1, 2005.

IN WITNESS WHEREOF, the Company has caused this Amendment to the Plan to be executed, effective as of January 1, 2005.

MATTEL, INC.

By:	/s/ Alan Kaye
Name:	Alan Kaye
Title:	Senior Vice President,
Human Resources

Dated:	March 16, 2005

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